Exhibit 23.10

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the proxy statement/prospectus, which is referred to and made part of this Amendment No. 4 to the Registration Statement on Form S-4 (No. 333-185747) of Freeport-McMoRan Copper & Gold Inc. for the registration of shares of its common stock, and to the incorporation by reference therein of our report dated February 22, 2013, with respect to the consolidated financial statements of McMoRan Exploration Co. included in Plains Exploration & Production Company’s Annual Report on Form 10-K/A for the year ended December 31, 2012, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

New Orleans, Louisiana

April 9, 2013